Exhibit 10.16

Participation Agreement

AN AGREEMENT, with an effective date of ____________, 2008 is made and entered into this day, by and between IRONHORSE EXPLORATION, INC. (hereinafter “Ironhorse” or “Operator”)) and ENVIRONMENTAL ENERGY SERVICES, INC. (hereinafter, “EESV”):

1.

PROSPECT DESCRIPTION.

Ironhorse represents, without warranty of title, that it owns Oil, Gas and Mineral Leases  (“Leases”) covering various lands within an area identified by Ironhorse as the Independence Ridge (“Prospect”), in LeFlore County, Oklahoma.

2.

PROSPECT COST.

Ironhorse has incurred total expenditures to date of  $509,042.30 (“Prospect Acquisition Costs”) for prospect acquisition including, but not limited to, geophysical and geological interpretation, lease acquisition costs, delay rentals, legal and title expenses.  EESV has paid $50,000 of the Prospect Acquisition Costs.

3.

ACQUISITION AND ASSIGNMENT OF INTEREST.

In consideration of the payment by EESV to Ironhorse of the $50,000 already contributed and 10% of additional Prospect Acquisition Cost, including the cost of acquisition of any additional acreage,  and the agreement of EESV to pay 10% of the total cost of drilling the well (“Initial Test Well”) described herein below, Ironhorse will promptly provide to Participant an Assignment, in recordable form, of 10% of the leases which comprise the Prospect Acreage.   Such Assignment will be made subject to the lease royalty specified in each Lease, as well as an overriding royalty overriding royalty of ½ % to be assigned to Bryan Hughes and an overriding royalty of up to 3% to be assigned to Don Hendrie and John Shenk, all three being geologists who have participated in the evaluation of the Prospect.

{A0046234.DOC}

3.

OPERATING AGREEMENT.

The parties to this Agreement shall enter into a Joint Operating Agreement (“JOA”), designating Ironhorse as Operator. Except as expressly specified herein to the contrary, such JOA shall govern operations on the Prospect Acreage, including, without limitation, any operations following the drilling of the Initial Test Well to the Objective Depth. In the event of any conflict between this Agreement and the JOA, the terms of this Agreement shall govern. The ownership of the Prospect Acreage Leases and responsibility for expenses of operations shall be as set forth on Exhibit A to the JOA.

4.

INITIAL TEST WELL.

Ironhorse, as Operator, shall cause operations to be commenced for the drilling an Initial Test Well, at a location on the Prospect Acreage mutually agreed to among Ironhorse and any Participants, and shall thereafter drill such well in accordance with the provisions of the JOA.

4.1

COST ADVANCE.

Each Participant shall, prior to commencement of operations for such Well, pay to Operator an amount equal to the Participant’s share of the estimated cost (“AFE”) of drilling the Initial Test Well to the Objective Depth. Each Participant shall further provide to Operator an amount equal to the Participant’s share of the estimated cost of completing and equipping the Initial Test Well (“Completion Cost”), but the Completion Costs shall be placed in escrow with a mutually agreeable party, and shall not be made available to Operator until Participant has made an election to participate in an attempt to complete the Initial Test Well.

4.2

SUBSTITUTE TEST WELL.

In the event that, prior to reaching the Objective Depth, Ironhorse should encounter conditions which make further drilling imprudent, which conditions would cause a prudent operator to abandon the Well, Operator shall have the right, but not the obligation, within sixty (60) days after

{A0046234.DOC}

abandonment of the Initial Test Well, to commence a Substitute Test Well at a location mutually agreed to among the Operator and those Participants who elect to participate in such Substitute Test Well. In such case, each Participant shall have the election, to be exercised within forty-eight (48) hours after an election has been made to abandon the Initial Test Well and drill a Substitute Test Well, to participate in the drilling of the Substitute Test Well.  Operator shall provide an AFE for the cost of drilling the Substitute Test Well to the Objective Depth, and shall invoice each consenting Participant for such costs, subject to a credit for any unused portion of the initial cash advance by such Participant, which invoice will be due and payable within five (5) days of receipt. Any Participant electing not to participate in such Substitute Test Well shall forfeit its interest in the Prospect and shall promptly furnish Operator with an assignment of its interest to Operator, to be distributed by Operator to those Participants who do elect to participate in the Substitute Test Well.

4.3

CASING POINT ELECTION.

Any completion attempt in the Initial Test Well or any Substitute Test Well shall be governed by the JOA. Any Participant electing not to participate in such completion attempt in the Initial Test Well (or any Substitute Test Well in which Participant elected to participate) shall forfeit its interest in the Prospect and shall promptly furnish Operator with an assignment of its interest to Operator, to be distributed by Operator to those Participants who do elect to participate in the completion attempt.

4.4

PRIORITY OF OPERATIONS.

If no Participant elects to complete the Initial Test Well, or to attempt any other operation in the well bore, the Operator shall plug and abandon the well at the cost of the Participants, in the same proportions as their

{A0046234.DOC}

share of the cost of the Initial Test Well. For that purpose Operator shall have the right to access the funds escrowed for completion, and shall refund any excess. If any Participant does desire to perform any other operations within the well bore, the priority of operations set forth in the JOA shall apply.

5.      AREA OF MUTUAL INTEREST.

An Area of Mutual Interest (AMI) is hereby established and shall include all of the lands within the Prospect Acreage. This AMI shall remain in effect for a period of three (3) years from the date hereof, or so long as any lease within the Prospect remains in force and/or any well drilled on any lease within the Prospect continues to produce or be operated without a lapse of more than ninety (90) days, whichever is longer.

6.

RELATED PARTY TRANSACTIONS:

Related Party transactions shall be governed by the JOA.

7.

NOTICES.

All notices hereunder shall be in writing, dated and signed by the party giving the same; provided, however, that the parties recognize that time is of the essence in many situations involving the operations of any Well, and that in such instances communication through facsimile transmission, email or telephone shall be proper notice.

IN WITNESS WHEREOF, this agreement has been executed by the parties on the dates shown below. This instrument may be executed in multiple counterpart form and all parties agree that the Operator may distribute true copies of the original to all Participants after combining all signature and acknowledgment pages into a single instrument.

SIGNATURES

____________________________

_________________________________

Environmental Energy Services, Inc.

Ironhorse Exploration, Inc.

By: Michael Thompson, President

Bruce Blaser, President

{A0046234.DOC}